Delisting Determination, The Nasdaq Stock Market, LLC, December 27, 2023, SmileDirectClub, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of SmileDirectClub, Inc., effective at the opening of the trading session on January 8, 2024.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1). The Company was notified of the Staff determination on May 18, 2023.
On May 25, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On June 29, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. On October 2, 2023, Staff issued an additional delist determination pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company securities were suspended on October 4, 2023. Subsequently, the Company notified the Panel of its intent to withdraw its appeal.
The Panel issued a letter on October 18, 2023, acknowledging the Companys appeal withdrawal. The Staff determination to delist the Company became final on October 18, 2023.